Exhibit 99.1

Venaxis, Inc.
Call Script
Wednesday June 24, 2015, 4:30 PM ET

Jed Mahan

Thank you operator, and thank you all for joining us this afternoon. I am Jed Mahan, Investor Relations Manager for Venaxis.  On today's call, Steve Lundy, President and Chief Executive Officer of Venaxis, will provide an overview of the company's recent activities.

Please note that certain of the information discussed on today's call is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis' management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with the company's business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis' news releases and SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2014, which Venaxis filed on March 30, 2015.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Wednesday June 24, 2015.  Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now I would like to turn the call over to Steve Lundy.

Steve Lundy
Thanks Jed. Hello everyone, and thank you for joining us this afternoon. We will be providing updates on our key business activities, including the following:

1.	Summary of our recent meeting with the FDA regarding our APPY1 test.
2.	European APPY1 commercial developments and activities.
3.	Progress and development activities on the APPY2 next generation product.
4.	Other corporate activities.

Regarding our regulatory path for the APPY1 product, on our last investor update, following receipt of the decision letter from FDA, we informed you that we had determined to modify our regulatory strategy by revising the product labeling, specifically, the indications for use of the APPY1 Test.  On April 6, we sent pre-submission materials to the FDA for the APPY1 Test along with a comprehensive package of data designed to support revised indications for use.

In response to our April 6 submission, the FDA had questions about the benefits of our revised indications for use and suggested changes.  We responded with further modifications and had a dialogue with the FDA in Maryland on June 11.  In that meeting, we were joined by two of our outside experts: Dr. David Huckins, an experienced emergency medicine clinician and the principal investigator in our clinical trial, and our recently-retained regulatory consultant who recently left FDA as a lead scientific reviewer within the Office of In-Vitro Diagnostics.

In our view, we had a productive discussion with the FDA.  We extensively discussed the revised indications for use, heard the FDA's perspectives, and are now digesting the concerns they raised about our modified indications for use and the additional suggestions that they provided so that we can assess next steps.  The FDA review team made it clear that more clinical data supporting a revised intended use would be required given that the data from our pivotal trial that we have offered to support the revised label is retrospective.  If obtained, prospective data on patients with a revised label may provide the FDA more confidence that the APPY1 Test would be safe and effective for that intended use population.

Given the feedback received from FDA, we are evaluating where we go from here.  A potential path in this regulatory process may consist of the following:

1.
Further internal evaluation of the feedback obtained from the FDA including development of a plan and a clinical protocol for obtaining additional patient data that we believe will address the FDA's input.

2.	Potential meeting with the FDA to discuss the plan and protocol along with defined success criteria.
3.
If we determine to proceed with this APPY1 regulatory path, we would then need to conduct the clinical study, analyze results and, assuming successful data results are achieved, plan to re-submit our APPY1 510(k) filing to the FDA.

While we believe we have demonstrated through the data collected in the APPY1 clinical trial that the test is safe and effective considering our proposed revised indications for use, we understand that we need to work collaboratively with the FDA in this process and will have to address the FDA's concerns and suggestions.  Over the coming weeks, we expect to determine our course of action after evaluating the potential timelines, cost, and risks associated with pursuing a revised indication of use for the APPY1 Test and an additional clinical study.

As we have previously communicated, I must caution investors that we cannot predict what the outcome of this process will be, especially considering that the FDA did not agree with our benefit-risk performance assessment of the APPY1 Test following our original submission, subsequent response to their AI letter, and based on some of the concerns they raised in response to our April 6 submission.

If we ultimately decide to continue down the path to seek regulatory approval of the APPY1 Test with a revised indications for use, we have no assurance that the clinical study design or data results will be sufficient to have the APPY1 Test cleared for marketing in the US, nor what the timeline would be.
Turning to our European commercial activities, we are pleased to report that the combined results of studies conducted at multiple Spanish hospitals using the APPY1 Test were recently reported at the 27th National Congress of Spain's Society for Emergency Medicine, known as SEMES, a major emergency medicine conference in Spain.  The results of the APPY1 Test were reported on 321 patients with suspected appendicitis as part of a protocol similar to that of the pivotal clinical trial we conducted in the United States.  The performance of the APPY1 Test in this population was very close to that observed in the large US clinical trial with a reported 99% sensitivity and 33% specificity.  Laboratorios Rubio, our distribution partner in Spain, indicated that they and key opinion leaders attending the conference viewed the results very favorable and are looking forward to implementing the APPY1 Test at a number of hospital sites who were waiting on the results of the study.  These results, which are being submitted for publication, provide additional data to support the performance of the APPY1 Test across diverse patient populations and represent the first multicenter clinical data being reported from Europe.

In addition to the positive results from Spain, our distribution partners continue to advance on market development work in France and the Benelux regions. We are also advancing towards executing a distribution agreement in Italy.  Overall, we are pleased with the progress being made in Europe, particularly that we are advancing APPY1 while mitigating the use of cash and resources by Venaxis.

Now I would like to discuss our progress on the APPY2 development program.  We reported in a prior call that we were approaching conclusion on our protein biomarker discovery efforts which has yielded a potential set of biomarkers which demonstrate significantly improved performance over the current APPY1 Test.    We are now in the process of completing the next phase of product development where we are finalizing development of assays designed to be run on a standard laboratory format with consistent and repeatable performance.  We are pleased to report that this phase of product development is progressing well and is expected to be completed within the next quarter.  At that point, we will be ready to consider options in the development process for potentially placing the APPY2 assay and algorithm on an instrument platform of a potential partner.  We have identified several potential partners whose platform's performance, capabilities and business models appear to meet our criteria. We have not yet advanced to deal discussions with a potential platform partner (or partners); however, we continue to conduct constructive discussions with a number of potential partners.  Next steps will be based on a number of factors including number of biomarkers determined to be included in the panel, analytic sensitivity requirements as well as business terms we may be able to negotiate.

I would now like to update you on our progress on the corporate development front.  On the last call, I informed you that we were considering options to possibly acquire or gain access to assets beyond our core focus of appendicitis diagnostic development and commercialization.  Over the last few months, we have identified numerous companies with what we believe have attractive assets and opportunities.  After conducting initial meetings and fact finding discussions with these companies, we are narrowing down the list to be able to focus on a manageable number of opportunities.  We will plan to update you as we advance in these efforts.

On a final note, I want to assure our investors that we continue to monitor and work to reduce our current expense levels. Our estimated cash balance today is approximately $20.5 million.

That concludes my prepared remarks, and I look forward to taking your questions.  Thank you. I will turn the call back to the operator for instructions to take your questions.

[Q&A]

Conclusion

Thanks everyone and we appreciate your continued support for Venaxis.

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